Exhibit 10.32

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 23rd day of November, 2015 (the “Effective Date”) by and between BMR-MEDICAL CENTER DRIVE LLC, a Delaware limited liability company (“Landlord”) and REGENXBIO INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of March 6, 2015, as amended by that certain First Amendment to Lease, dated as of September 30, 2015 (the “First Amendment”) (collectively, as amended, the “Existing Lease”), for the lease of certain premises consisting of approximately 10,833 square feet of Rentable Area in the building at 9712 Medical Center Drive (the “9712 Premises”) and approximately 19,056 square feet of Rentable Area in the building at 9714 Medical Center Drive (the “9714 Premises”), both located in Rockville, Maryland, as more particularly described in the Lease (collectively, the “Premises”); and

WHEREAS, Landlord was required to make certain improvements to the 9714 Premises pursuant to the terms of the First Amendment (“9714 Tenant Improvements”);

WHEREAS, Tenant has requested to perform the 9714 Tenant Improvements and Landlord agrees to such request as provided herein; and

WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. 9714 Tenant Improvements.  Section 7 of the First Amendment is hereby deleted in its entirety and replaced with the following:

(a) The provisions of Article 4 and Exhibit B of the Existing Lease shall apply solely the 9712 Premises.  With respect to the 9714 Premises, Tenant shall accept the 9714 Premises in its “as-is” condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto except (i) Landlord shall deliver the 9714 Premises broom-clean and free and clear of debris and any other tenancies, occupants and their personal property, furniture, fixtures and equipment and (ii) as may be expressly provided in the Lease.  Subject to Landlord’s obligation to provide the 9714 TI Allowance (as defined below), Tenant, at its sole cost and expense, shall perform all work (the “9714 Tenant Improvements”) necessary to prepare the 9714 Premises for Tenant’s occupancy in accordance with the 9714 Approved Plans (as defined below).

(b) The “9714 Term Commencement Date” shall be April 1, 2016, provided that if Substantial Completion of the 9714 Tenant Improvements is delayed beyond April 1, 2016 solely as a direct result of a Landlord Delay, the 9714 Commencement Date shall be extended by one day for each day beyond April 1, 2016 that Substantial Completion is delayed due to such Landlord Delay. Except as set forth in the preceding sentence, failure by Tenant to complete the 9714 Tenant Improvements, or obtain validation by any medical review board or other similar governmental licensing of the 9714 Premises required for the Permitted Use of the 9714 Premises by Tenant shall not serve to extend the 9714 Term Commencement Date.  The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items, the existence, completion or correction of which will not materially interfere with Tenant’s use and occupancy of the 9714 Premises for the Permitted Use therefor, and (B) a certificate of occupancy for the 9714 Premises has been issued by the applicable Governmental Authority.  The term “Landlord Delay” means delay in Substantial Completion of the 9714 Tenant Improvements as a result of (i) Landlord’s failure to comply with its obligations under Section 7(v) below, (ii) any Change requested by Landlord that is not required to comply with Applicable Laws, correct a construction defect or error or omission,   remedy an issue affecting human health or safety, address an item that will affect (or damage) structural elements or systems of the Building, overtax or overprescribe the systems of the Building, or adversely affect the mechanical, electrical, plumbing and other systems of the Building, or address a matter that will affect (in Landlord’s reasonable judgment) the exterior appearance of the Building or Common Areas or the appearance or operations of the public areas of the Building or adversely affect the operations of the Building or (iii) any other act or omission (where there was a duty to act) by Landlord, its employees, contractors or agents that is not pursuant to an express right of Landlord under the Lease.

(c) Tenant  shall cause the 9714 Tenant Improvements to be constructed in the 9714 Premises at a cost to Landlord not to exceed (i) Two Hundred Eighty-Five Thousand Eight Hundred Forty and 00/100 Dollars ($285,840.00) (based upon Fifteen and 00/100 Dollars ($15.00) per square foot of Rentable Area of the 9714 Premises (the “9714 Base T1 Allowance”), plus (ii) if requested by Tenant by a letter in the form attached as Exhibit D to the First Amendment executed by an authorized officer of Tenant, up to Six Hundred Sixty-Six Thousand Nine Hundred Sixty and 00/100 Dollars ($666,960.00) (based upon Thirty-Five and 00/100 Dollars ($35.00) per square foot of Rentable Area of the 9714 Premises) (the “9714 Additional TI Allowance”), for a total of up to Nine Hundred Fifty-Two Thousand Eight Hundred and 00/100 Dollars ($952,800.00) (based upon Fifty Dollars ($50.00) per square foot of Rentable Area of the 9714 Premises). The 9714 Base TI Allowance, together with the 9714 Additional T1 Allowance (if and to the extent properly requested by Tenant pursuant to this Section), shall be referred to herein as the “9714 TI Allowance.” The 9714 TI Allowance may be applied to the following costs in connection with the 9714 Tenant Improvements: (A) construction, (B) project review and supervision fee to Landlord (which fee shall equal the actual out-of-pocket costs incurred by Landlord for project review and supervision, not to exceed three percent (3%) of the cost of the 9714 Tenant Improvements, including the 9714 Base TI Allowance and, if used by Tenant, the 9714 Additional TI Allowance), (C) commissioning of mechanical, electrical and plumbing systems serving the 9714 Premises by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (D) space planning, architect, engineering and other related professional or consulting services performed by third parties unaffiliated with Tenant, (E) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections, and (F) costs and expenses for labor, materials, equipment and fixtures. In no event shall the 9714 TI Allowance be used for (V) the cost of work that is not authorized by the 9714 Approved Plans or otherwise approved in writing by Landlord, (W) payments to Tenant or any affiliates of Tenant, (X) the purchase of any furniture, personal property or other non-building system equipment, (Y) costs resulting from any default by Tenant of its obligations under the Lease or (Z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

(d) Tenant shall have until March 31, 2017 (the “9714 TI Allowance Deadline”) to expend the unused portion of the 9714 TI Allowance, after which date Landlord’s obligation to fund such costs shall expire, provided, however, that the 9714 TI Allowance Deadline shall be extended by one (1) day for each day beyond June 1, 2016 that Substantial Completion of the 9714 Tenant Improvements is delayed solely as a direct result of Force Majeure or Landlord Delay.   Monthly Base Rent for the 9714 Premises shall be increased to include the amount of the 9714 Additional TI Allowance requested by Tenant and disbursed by Landlord (the “Actual 9714 Additional TI Allowance Amount”) in accordance with this Amendment, amortized over the initial 9714 Premises Term at a rate of eight percent (8%) annually, as if the Actual 9714 Additional TI Allowance Amount had been loaned to Tenant as of the 9714 Term Commencement Date (subject to adjustment as provided below) and repaid in equal monthly installments. The amount by which monthly Base Rent with respect to the 9714 Premises shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the 9714 Term Commencement Date (with Landlord to provide Tenant an accounting of the same) and, if such determination does not reflect use by Tenant of all of the 9714 Additional TI Allowance requested by Tenant, the Actual 9714 Additional TI Allowance Amount shall be determined again as of the 9714 TI Allowance Deadline (with Landlord to provide Tenant with a reasonably detailed accounting of the same), with Tenant paying (on the next succeeding date that Base Rent is due under the Lease which is at least thirty (30) days after Tenant receives such accounting (the “TI True-Up Date")), any underpayment of the further adjusted Base Rent for the 9714 Premises for the period beginning on the 9714 Term Commencement Date and ending on the TI True-Up Date.

(e) Notwithstanding anything to the contrary set forth elsewhere in the Lease, Landlord shall not have any obligation to expend any portion of the 9714 TI Allowance until Landlord and Tenant shall have approved in writing the budget for the 9714 Tenant Improvements (the “9714 Approved Budget”).  Prior to Landlord’s approval of the 9714 Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the 9714 Tenant Improvements as they become due.  Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the 9714 Tenant Improvements that exceed the amount of the 9714 TI Allowance.  Landlord shall not unreasonably withhold, condition or delay its approval of any budget for 9714 Tenant Improvements that is proposed by Tenant. Landlord shall not be obligated to expend any portion of the 9714 Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit D to the First Amendment executed by an authorized officer of Tenant. In no event shall any unused 9714 TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

(f) To the extent that the total projected cost of the 9714 Tenant Improvements (as projected by Landlord) exceeds the 9714 TI Allowance (such excess, the “Excess 9714 TI Costs”), Tenant shall pay the costs of the 9714 Tenant Improvements on a pari passu basis with Landlord’s funding of the 9714 TI Allowance as such costs are paid, in the proportion of Excess 9714 TI Costs payable by Tenant to the 9714 Base TI Allowance (and, if properly requested by Tenant pursuant to this Amendment, the 9714 Additional TI Allowance) payable by Landlord. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Section, then subject to any applicable notice and cure periods, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.

(g) Subject to subparagraph (e) above, upon submission by Tenant to Landlord of (i) a statement (a “9714 Fund Request”) setting forth the total amount of the 9714 TI Allowance requested, (ii) a summary of the 9714 Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (iii) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the 9714 TI Allowance then being requested, and (iv) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the 9714 Tenant Improvements in a form reasonably acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a 9714 Fund Request and the accompanying materials required by this Section, pay to Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the 9714 Approved Budget or as a result of Tenant’s decision to pay for the 9714 Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease), or if Tenant has not already paid such contractors, subcontractors or material suppliers, then, (as elected by Landlord) to Tenant or directly to the applicable contractors, subcontractors and material suppliers, the amount of 9714 Tenant Improvement costs set forth in such 9714 Fund Request or Landlord’s pari passu share thereof if Excess 9714 TI Costs exist based on the Approved Budget.  Notwithstanding anything in this Section to the contrary, Tenant shall not submit a 9714 Fund Request more often than every thirty (30) days.  Any additional 9714 Fund Requests submitted by Tenant shall be void and of no force or effect.

(h) In addition to the other requirements of this Section, Tenant shall, no later than the fifth (5th) business day of each month until the 9714 Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the 9714 Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the 9714 Tenant Improvements and solely for the previous month, and (e) the date of Substantial Completion of the 9714 Tenant Improvements.

(i) Landlord designates, as Landlord’s authorized representative (“Landlord’s  Authorized Representative”), (i) Tim Stoll as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Amendment, and (ii) an officer of Landlord as the person authorized to sign any amendments to the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(j) Tenant designates Vittal Vasista (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Amendment. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

(k) The schedule for design and performance of the 9714 Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule prepared by Tenant and reasonably approved by Landlord (the “9714 Schedule”).  Tenant shall prepare the 9714 Schedule so that it is a reasonable schedule for the completion of the 9714 Tenant Improvements.  The 9714 Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the 9714 Premises.  As soon as the 9714 Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Such 9714 Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If Landlord disapproves the 9714 Schedule, then Landlord shall notify Tenant in writing of its objections to such 9714 Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the 9714 Schedule.  9714 The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties or as provided in this Second Amendment.

(l) Subject to the provisions of this Section 7(l), the architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the 9714 Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay.  Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in lab areas.  All Tenant contracts related to the 9714 Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the 9714 Tenant Improvements to Landlord at any time.

(m) All 9714 Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense, subject to Landlord’s obligations with respect to any portion of the 9714 Base TI Allowance (and, if properly requested by Tenant, the 9714 Additional TI Allowance), and in accordance with the 9714 Approved Plans (as defined below) and the Lease.  All material and equipment furnished by Tenant or its contractors as the 9714 Tenant Improvements shall be new or “like new;” the 9714 Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the 9714 Tenant Improvements shall be of a nature and character not less than the Building Standard.  Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the 9714 Premises during the performance of any 9714 Tenant Improvements, including covering or temporarily removing any window coverings, so as to guard against dust, debris or damage.  All 9714 Tenant Improvements shall be performed in accordance with Article 17 of the Existing Lease; provided that in the event of a conflict between this Section 7 of this Amendment and Article 17 of the Existing Lease, the terms of this Section 7 shall govern.

(n) Tenant shall prepare and submit to Landlord for approval in accordance with Sections 2.9 and 39 of the Lease, schematics covering the 9714 Tenant Improvements prepared in conformity with the applicable provisions of this Amendment (the “9714 Draft Schematic Plans”).  The 9714 Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request in order to complete its review thereof.  Landlord’s approval rights as to the 9714 Draft Schematic Plans shall be limited to a review of the 9714 Draft Schematic Plans to confirm that:  (i) the 9714 Tenant Improvements do not affect (and are not damaging to) the structural elements or systems of the Building, do not overtax or overprescribe the systems of the Building and do not adversely affect the mechanical, electrical, plumbing and other systems of the Building, (ii) the 9714 Tenant Improvements do not affect (in Landlord’s reasonable judgment) the exterior appearance of the Building or Common Areas or the appearance or operations of the public areas of the Building or adversely affect the operations of the Building or the Common Areas, (iii) the 9714 Tenant Improvements comply with all Applicable Laws, and (iv) the 9714 Draft Schematic Plans do not reflect any violation of Applicable Laws, contain construction defects or errors or omissions, or reflect any matters that could adversely affect human health or safety, and (v) the 9714 Draft Schematic Plans contain sufficient information and detail to accurately describe the proposed design to Landlord.  Landlord shall notify Tenant in writing within seven (7) business days after receipt of the 9714 Draft Schematic Plans whether Landlord approves or objects as permitted hereby to the 9714 Draft Schematic Plans and of the manner, if any, in which the 9714 Draft Schematic Plans are unacceptable as permitted hereby.  Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord.  If Landlord objects to the 9714 Draft Schematic Plans pursuant to its rights and within the time periods provided hereunder, then Tenant shall revise the 9714 Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised 9714 Draft Schematic Plans.  Tenant shall then resubmit the revised 9714 Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord’s approval of or objection to revised 9714 Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section 7(n) until Landlord has (or is deemed to have) approved the 9714 Draft Schematic Plans in writing or been deemed to have approved them.  The iteration of the 9714 Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “9714 Approved Schematic Plans.”

(o) Tenant shall prepare final plans and specifications for the 9714 Tenant Improvements that (a) are consistent with and are logical evolutions of the 9714 Approved Schematic Plans and (b) incorporate any other approved Changes (as defined in Section 7(p) below).  As soon as such final plans and specifications (“9714 Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord’s approval rights as to the 9714 Construction Plans shall be limited to a review of the 9714 Construction Plans to confirm that:  (i) the 9714 Construction Plans are consistent with and are logical evolutions of the 9714 Approved Schematic Plans including any approved Changes, (ii) the 9714 Tenant Improvements as expressed by the 9714 Construction Plans comply with all Applicable Laws, and (iii) the 9714 Construction Plans do not violate Applicable Laws, contain construction defects or errors or omissions, or reflect any matters that could adversely affect human health or safety and contain any approved Changes.  All such 9714 Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord in accordance with its rights hereunder within seven (7) business days after delivery to Landlord.  Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord.  If the 9714 Construction Plans are disapproved by Landlord in accordance with its rights hereunder, then Landlord shall notify Tenant in writing of its objections, and Tenant shall revise the 9714 Construction Plans and cause Landlord’s objections to be remedied in the revised 9714 Construction Plans.  Tenant shall then resubmit the revised 9714 Construction Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord’s approval of or objection to revised 9714 Construction Plans and Tenant’s correction of the same shall be in accordance with this Section 7(o) until Landlord has (or is deemed to have) approved the 9714 Construction Plans in writing or been deemed to have approved them.  Promptly after the 9714 Construction Plans are approved or deemed approved by Landlord, two (2) copies of such 9714 Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such 9714 Construction Plans to all appropriate Governmental Authorities for permitting.  The 9714 Construction Plans so approved, and all Changes specifically permitted by this Section 7, are referred to herein as the “9714 Approved Plans.”

(p) Any changes to the 9714 Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Section 7(p) and shall be subject to the written approval of the non-requesting party in accordance herewith.

(i) Either Landlord or Tenant may request Changes after Landlord has (or is deemed to have) approved the 9714 Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (i) the Change, (ii) the party required to perform the Change and (iii) any modification of the 9714 Approved Plans and the 9714 Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the 9714 Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any delays in completion and increases in the cost of the 9714 Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(ii) All Change Requests shall be subject to the other party’s prior written approval, which approval by Landlord shall not be unreasonably withheld, conditioned or delayed and which approval by Tenant may be withheld or conditioned in its sole and absolute discretion unless such Change Request is required to comply with Applicable Laws, correct a construction defect or error or omission, remedy an issue affecting human health or safety, address an item that will affect (or damage) structural elements or systems of the Building, overtax or overprescribe the systems of the Building or adversely affect the mechanical, electrical, plumbing and other systems of the Building, or address a matter that will affect (in Landlord’s reasonable judgment) the exterior appearance of the Building or Common Areas or the appearance or operations of the public areas of the Building or adversely affect the operations of the Building or Common Areas, in which event such approval by Tenant shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request in accordance with Section 2.09 or 2.10 (as applicable) and Section 39 of the Lease to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

(iii) Tenant shall, before proceeding with any approved or deemed approved Change, using commercially reasonable efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request from Landlord) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the 9714 Schedule.  Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

(q) Tenant shall provide Landlord with information regarding the following (together, the “QCP”):  (i) Tenant’s general contractor’s quality control program and (ii) evidence of subsequent monitoring and action plans.  The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the 9714 Tenant Improvements.  Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor.  At the conclusion of construction of the 9714 Tenant Improvements, Tenant shall cause its general contractor to deliver a copy the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

(r) Tenant shall perform and complete the 9714 Tenant Improvements in all respects (i) in substantial conformance with the 9714 Approved Plans, (ii) otherwise in compliance with provisions of the Lease and (iii) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises.  The 9714 Tenant Improvements shall be deemed finally completed at such time as Tenant shall furnish to Landlord (A) evidence satisfactory to Landlord that (1) all 9714 Tenant Improvements (including punch list items) have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form reasonably acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (2) all 9714 Tenant Improvements have been accepted by Landlord (provided that the only grounds for Landlord refusal to accept any 9714 Tenant Improvements is that the other requirements of this Section 2(r) have not been complied with, (3) any and all liens related to the 9714 Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (4) no security interests relating to the 9714 Tenant Improvements are outstanding, (B) all certifications and approvals with respect to the 9714 Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (C) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (D) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the 9714 Approved Plans, (E) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the 9714 Tenant Improvements as an overlay on the 9714 Building “as built” plans (provided that Landlord provides the 9714 Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the 9714 Tenant Improvements, (F) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (G) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

(s) At all times during the period beginning with commencement of construction of the 9714 Tenant Improvements and ending with final completion of the 9714 Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear, which conforms with the following requirements.  Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all 9714 Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the 9714 Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s).  Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.  Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

(t) At all times during the period of construction of the 9714 Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

(u) The provisions of Section 28 of the Lease shall apply to, any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of the prosecution of the 9714 Tenant Improvements.    Any deficiency in design or construction of the 9714 Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

(v) Tenant and Tenant’s contractors, subcontractors and material suppliers, at the expense of Tenant, shall be allowed to utilize Tenant’s Adjusted Share of power, water and other existing utility facilities as necessary in connection with construction of the 9714 Tenant Improvements.  In addition, Tenant and Tenant’s contractors, subcontractors and material suppliers shall be allowed to utilize on a non-exclusive basis, the Building’s freight elevator and loading docks in connection with construction of the 9714 Tenant Improvements at no additional cost or expense to Tenant, subject to any pre-existing rights of any other tenants to use such freight elevator or loading docks, and provided that such rights shall be exercised in a manner that does not disturb other tenants.  Tenant agrees to coordinate use of the freight elevator and loading docks with Landlord who shall grant such use on a priority basis to the extent possible, subject to any pre-existing rights of any other tenants to use such freight elevator or loading docks.

(w) This Section 7 shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time after the Amendment Execution Date, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise.

3. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees (as defined in the Lease) for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.  Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant, at Landlord’s sole cost and expense) and hold Tenant harmless for, from and against any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

4. No Default.  Each of Landlord and Tenant represents, warrants and covenants to the other that, to the best of its knowledge, neither Landlord nor Tenant are in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

5. Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

6. Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

7. Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

8. Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

9. Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

10. Entire Agreement.  The terms of the Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included therein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

11. Savings Clause.  Any provision of this Amendment that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Amendment shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date stated above.

LANDLORD:

BMR MEDICAL CENTER DRIVE LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. VP, Real Estate Legal

TENANT:

REGENXBIO INC., a Delaware corporation

By:	/s/ Kenneth Mills
Name:	Kenneth Mills
Title:	President & CEO